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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Bionova Holding Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BIONOVA HOLDING CORPORATION
9255 Customhouse Plaza, Suite I
San Diego, California 92154

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 27, 2002

To the Stockholders of
    BIONOVA HOLDING CORPORATION:

        You are cordially invited to attend the annual meeting of the stockholders of Bionova Holding Corporation, a Delaware corporation (the "Company") to be held at 10:00 a.m., local time, on Tuesday, August 27, 2002, at the Omni Mandalay Hotel at Las Colinas, 221 E. Las Colinas Blvd., Irving, Texas, 75039 for the following purposes:

  1.
  To elect the Board of Directors for the ensuing year; and

  2.
  To transact such other business as may properly come before the meeting or any adjournment thereof.

        Only stockholders of record at the close of business on July 12, 2002 are entitled to notice of and to vote at the meeting or any adjournment thereof.

        A record of the Company's activities during 2001 and the Company's audited financial statements for the fiscal year ended December 31, 2001 are contained in the accompanying Annual Report on Form 10-K for the year ended December 31, 2001. The Annual Report does not form any part of the material for solicitation of proxies.

        All stockholders are cordially invited to attend the meeting. Stockholders are urged, whether or not they plan to attend the meeting, to complete, date and sign the accompanying proxy and to return it promptly in the postage-paid return envelope provided. If a stockholder who has returned a proxy attends the meeting in person, such stockholder may revoke the proxy and vote in person on all matters submitted at the meeting.

By Order of the Board of Directors
JOE A. RUDBERG Secretary

July 30, 2002

BIONOVA HOLDING CORPORATION
9255 Customhouse Plaza, Suite I
San Diego, California 92154

PROXY STATEMENT

For Annual Meeting of Stockholders
To Be Held on August 27, 2002

        This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Bionova Holding Corporation, a Delaware corporation (the "Company"), for use at the annual meeting of stockholders of the Company to be held on August 27, 2002 at 10:00 a.m., local time, at the Omni Mandalay Hotel at Las Colinas, 221 E. Las Colinas Blvd., Irving, Texas, 75039, and at any adjournment or postponement thereof.

        Shares represented by a validly executed proxy will be voted at the meeting in accordance with the directions given. If no direction is indicated, the shares will be voted for the election of the nominees for director named under the caption "Election of Directors" in this Proxy Statement.

        The Board of Directors does not intend to present any other matter at the meeting and is not aware of any other matter to be presented for consideration at the meeting. However, if any other matter is properly presented for action at the meeting, the proxy holders will vote the proxies in accordance with their best judgment.

        Any stockholder of the Company returning a proxy has the right to revoke the proxy at any time before it is voted by communicating such revocation in writing to Bernardo Jimenez, Chief Executive Officer, Bionova Holding Corporation, 9255 Customhouse Plaza, Suite I, San Diego, California 92154, or by executing and delivering a proxy bearing a later date. No revocation by written notice or by delivery of another proxy shall be effective until such notice of revocation or other proxy, as the case may be, has been received by the Company at or prior to the meeting.

        The approximate date on which this proxy statement and the accompanying proxy were first sent to stockholders of the Company is August 7, 2002.

VOTING SECURITIES

        Only holders of record of common stock of the Company, par value $.01 per share (the "Common Stock"), at the close of business on July 12, 2002, the record date for the meeting, are entitled to notice of and to vote at the meeting or any adjournment(s) thereof. On the record date for the meeting, there were issued and outstanding 23,587,259 shares of Common Stock. A majority of the shares of Common Stock entitled to vote, present in person or represented by proxy, is necessary to constitute a quorum. At the meeting, each shareholder of record on the record date will be entitled to one vote for each share registered in such shareholder's name on the record date. The Certificate of Incorporation denies cumulative voting rights.

REQUIRED AFFIRMATIVE VOTE AND VOTING PROCEDURES

        With respect to the election of directors, votes may be cast in favor of or withheld from each nominee. The nominees who receive a plurality of the votes cast by stockholders present or represented by proxy at the annual meeting and entitled to vote on the election of directors will be elected as directors of the Company. Consequently, any abstentions, broker non-votes or other limited proxies will have no effect on the election of directors, provided a quorum is present at the meeting.

        Action with respect to any other matter that may properly come before the annual meeting will require the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting in person or by proxy and entitled to vote on the matter. Abstentions will be counted in determining the total number of shares present and entitled to vote on any such proposal. Accordingly, although not counted as a vote "for" or "against" a proposal, an abstention on any such proposal will have the same effect as a vote "against" that proposal. Broker non-votes will not be counted in determining the number of shares present and entitled to vote on any such proposal, and will have no effect on the outcome.

        The Company will appoint one or more inspectors of election to act at the meeting and to make a written report thereof. The inspector will ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties as required by law.

ELECTION OF DIRECTORS

        The Board of Directors has decided to decrease the size of the Board from 6 members to 5 members. At the annual meeting, 5 directors will be elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified.

        The Board of Directors has nominated Bernardo Jimenez, Dr. Eli Shlifer, Adrian Rodriguez, Alejandro Sanchez, and Alejandro Perez to serve as directors of the Company. Each of the nominees has consented to serve as a director if elected. If any nominee should become unavailable for election for any reason, the persons designated as proxies will have full discretion to cast votes for another person designated by the Board.

        Certain background information regarding the current directors and the nominees to serve as directors is set forth below. Several of the directors have had associations with companies affiliated with the Company. Brief descriptions of these affiliated companies are as follows:

  Pulsar Internacional, S.A. de C.V. ("Pulsar") is a diversified Mexican holding company with interests in the agriculture, real estate, financial services, technology and other industries.

  Savia, S.A. de C.V. ("Savia") is a diversified Mexican holding company with interests in the agriculture and real estate industries.

  Seminis, Inc. ("Seminis") is the largest developer, producer and marketer of vegetable seeds in the world. Seminis is a majority-owned subsidiary of Savia.

        EVELYN BEREZIN—Ms. Berezin (age 77) has been a management consultant since 1987 and was President of Greenhouse Management Corporation, the general partner of a venture capital firm, from 1981 until 1987. Ms. Berezin is a director of Intelli-Check, Inc. and served as a director of CIGNA Corp. until 1995. Ms. Berezin has served as a director of the Company since 1996.

        DR. PETER DAVIS—Dr. Davis (age 58) has most recently been the President and Chief Executive Officer of DNAP and VPP Corporation, Bionova Holding's subsidiaries in the technology business. Dr. Davis has served as an advisor to many companies affiliated with Pulsar since 1981. Dr. Davis was previously a professor at the Wharton School, where he also served as Director of the Wharton Applied research center and Director of Executive Education. Dr. Davis is a director of Kosan Biosciences, Inc. and Seminis. He has served as a director of the Company since 1996.

        BERNARDO JIMENEZ—Mr. Jimenez (age 48) became the Chief Executive Officer of the Company in October 1997. He has also been the Chief Financial Officer of Savia since April 2000. From 1993 to 1996, he served as the head of the Industrial Banking Division at the Vector Group, a financial services company in Mexico which is affiliated with Savia, and the Vice President of New Business Development for Pulsar. He is a director of both Savia and Seminis and he has served as a director of the Company since 1996.

        DR. GERALD LAUBACH—Dr. Laubach (age 76) was the President of Pfizer, Inc., a pharmaceutical company, from 1972 to 1991. He served as a director of CIGNA Corp. and Millipore Corp. until 1996. Dr. Laubach has served as a director of the Company since 1996.

        ALEJANDRO PEREZ—Mr. Perez (age 53) has been the Vice President of Diversification of Pulsar since 1991. He formerly served as a director of WebLink Wireless, Inc., and currently serves as a director of several privately held technology-based companies affiliated with Pulsar. Mr. Perez is a member of the Board of Directors of Savia. Mr. Perez served as a director of the Company from 1998 until 2000.

        ADRIAN RODRIGUEZ—Mr. Rodriguez (age 50) is currently Director of Monterrey Capital Partners, S.C., an institutional private capital fund in Mexico. Previously, he has served in various executive management, marketing and finance positions, including Executive Vice President and director of Grupo Vector; Director of Marketing and Logistics at Empresas La Moderna, one of Mexico's leading tobacco companies; Director of Marketing and Logistics at Cervecería Cuauhtemoc Moctezuma, one of Mexico's leading breweries; Managing Director of AJP, a U.S. frozen food company; and Managing Director of Quesos Caperucita. He has served on the boards of directors of Seguros Comercial America, Mexico's leading insurance company, and the Center for Private Sector Economic Studies, and he currently serves on the boards of Savia and Seminis.

        ALEJANDRO SANCHEZ—Mr. Sanchez (age 48) has served as general counsel of Pulsar since 1992. His experience as general counsel of Pulsar includes full in-house legal services pertaining to banking, foreign investment, international trade, and mergers and acquisitions. Mr. Sanchez has also served as secretary and director of Pulsar and several of its affiliated companies, in Mexico and abroad, from 1992 until the present.

        DR. ELI SHLIFER—Dr. Shlifer (age 70) has been a director of Seminis since January 1997. Dr. Shlifer has been a member of the executive committee of Pulsar since 1989 and has served as an advisor to many companies affiliated with Pulsar for more than ten years. Dr. Shlifer has served as a director of the Company since 1999.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Meeting Attendance

        The Board of Directors held 8 meetings in 2000. Each director attended at least 75% of the meetings of the Board of Directors and the committees of which he was a member in 2000 except for Eugenio Najera, who attended 2 of the 8 meetings of the Board of Directors held during the period for which he served as a director in 2000. In 2001, the Board of Directors held 8 meetings. Each director attended at least 75% of the meetings of the Board of Directors in 2001.

Committees of the Board

        The Board of Directors has established committees that deal with certain specific areas of the Board's responsibility. The Board has an Audit Committee and a Compensation Committee. The Board does not have a Nominating Committee. The current members and the primary functions of the Audit and Compensation Committees are as follows:

  Audit Committee—The primary responsibilities of the Audit Committee are (i) to recommend the particular persons or firms to be employed by the Company as its independent accountants and auditors, (ii) to review with the Company's independent auditors the scope of the audit procedures to be applied in conducting the annual audit, the results of the annual audit and the accompanying management letter, if any, (iii) to review interim financial results before they are presented to the Company's stockholders and filed with the Securities and Exchange Commission, (iv) to consult with the Company's independent accountants (periodically, as appropriate, and out of the presence of management) with regards to the adequacy of internal controls and accounting practices and, if need be, to consult also with the Company's internal auditors, and (v) to carry out any other duties delegated to the Audit Committee by the Board from time to time. In 2000 and 2001, the Audit Committee was comprised of Dr. Gerald D. Laubach (Chairman—2000), Evelyn Berezin (Chairman—2001), and Dr. Eli Shlifer except for the period of August 23, 2000 until May 22, 2001 when Mr. Shlifer was not part of the Audit Committee. The Audit Committee met 1 time in 2000, and 3 times during 2001 and all three members attended all meetings in both years.

  Compensation Committee—For the years ending December 31, 2000 and 2001, Evelyn Berezin (Chairman) and Dr. Gerald Laubach served as members of the Compensation Committee. The primary responsibilities of the Compensation Committee are (i) to administer the Company's stock option and stock incentive plans, (ii) to recommend to the Board matters pertaining to employment agreements, salaries and bonuses for the Company's executive officers and contributions to any of the Company's or its subsidiaries' 401(k) Investment Plans, and (iii) to carry out any other duties delegated to the Compensation Committee by the Board from time to time. The Compensation Committee met 1 time during 2000 with both members in attendance and did not meet during 2001.

Report of the Audit Committee

To the Stockholders
of Bionova Holding Corporation

        As members of the Audit Committee of the Board of Directors, we are responsible for helping to ensure the reliability of the Company's financial statements. In keeping with this goal, the Board of Directors has adopted a written charter for the Audit Committee to follow. The Audit Committee evaluated the charter's adequacy in 2000 and 2001 and was satisfied therewith.

Independence of Audit Committee Members

        For the fiscal years ending December 31, 2000 and December 31, 2001, all members of the Audit Committee were independent as defined by Section 121(A) of the American Stock Exchange ("AMEX") listing standards with the exception of Mr. Shlifer. Mr. Shilfer may not meet the definition of "independent director" due to his service on the executive committee of Pulsar. The AMEX listing standards provide that the Company may, under exceptional and limited circumstances, appoint a non-independent director to serve on the Audit Committee. The Board of Directors has determined that it is in the best interest of the Company and its stockholders to have Dr. Shlifer serve on the Audit Committee due to his expertise in financial matters, his industry experience, and his status as a non-employee director.

Review and Discussions

        The Audit Committee has reviewed and discussed the Company's audited financial statements with management. It has also discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU § 380). Additionally, the Audit Committee has received the written disclosures and the letter from the independent accountants at PricewaterhouseCoopers, LLP, as required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent accountants their independence.

Recommendation to Include Audited Financial Statements in Annual Report

        Based on the Audit Committee's discussions with management and the independent accountants, and its review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

July 22, 2002	Audit Committee Evelyn Berezin Dr. Gerald D. Laubach Dr. Eli Shlifer

INFORMATION CONCERNING EXECUTIVE OFFICERS

Summary Compensation Table

        The following table sets forth certain information with respect to annual and long-term compensation paid or awarded to the Company's current chief executive officer and of the other executive officers of the Company (together, the "Named Executive Officers") for or with respect to the fiscal years ended December 31, 2001, 2000, and 1999.

							Long Term Compensation Awards
			Annual Compensation						Payouts	Other
							Restricted Stock Awards ($)	Securities Underlying Options (#)
Name and Principal Position	Year	Base Salary ($)	Bonus ($)		Other Annual Compensation ($)				LTIP Payouts ($)	All Other Comp ($)
Bernardo Jimenez, Chief Executive Officer	2001 2000 1999	120,000 184,215 469,940	— — —	(1) (1)	— — 9,280	(6)	— — —	— — —	— — —	— — —
Jorge Fenyvesi, Executive Vice President	2001 2000 1999	100,800 283,450 280,000	— — 107,100	(2)	93,400 151,255 182,670	(5) (5) (5)	— — —	— — —	— — —	— — —
Arthur H. Finnel, Treasurer and Chief Financial Officer	2001 2000 1999	385,330 348,150 325,400	— — 26,230	(3) (3)	12,115 12,225 12,890	(6) (6) (6)	— — —	— — —	— — —	4,795 4,570 4,570	(7) (7) (7)
Omar Diaz, Executive Vice President	2001 2000 1999	191,295 287,860 284,595	— — 76,115	(4) (3)	4,455 12,175 20,745	(6) (6) (6)	— — —	— — —	— — —	1,675 2,125 4,150	(7) (7) (7)
Peter Davis, President of Technology Business	2001	200,000	—	(2)	—		—	—	—	—
Fidel Hoyos, President of Fresh Produce Business	2001	418,935	—	(4)	12,680	(6)	—	—	—	—

(1)
Mr. Jimenez's compensation was charged at a flat rate of $10,000 per month, which was part of an administrative service fee charged by subsidiaries of Savia to the Company for services performed in 2001. In 2000, Mr. Jimenez's compensation was charged to the Company from January through April of 2000 only. Thereafter in 2000, Mr. Jimenez received no compensation for his services as Chief Executive Officer of the Company.

(2)
Mr. Fenyvesi left his position with the Company on May 4, 2001. Dr. Davis assumed Mr. Fenyvesi's responsibilities as President of the Technology Business on May 7, 2001.

(3)
The base salary changes for Mr. Finnel and Mr. Diaz represent for the most part the combination of Mexican inflation adjustments and the relative stability of the Mexican peso from 1999 through 2001.

(4)
Mr. Diaz retired from the company on May 31, 2001. Mr. Hoyos assumed Mr. Diaz's responsibilities as President of the Fresh Produce Business on June 1, 2001.

(5)
Includes $42,800, $93,250, and $87,510, in Federal and state income taxes paid on behalf of Mr. Fenyvesi with respect to certain benefits he received in 2001, 2000, and 1999, respectively. Includes certain expatriate bonuses and education allowances in 2001, 2000, and 1999 amounting to $40,000, $50,000, and $50,000, respectively.

(6)
Represents certain vacation and other allowances paid on behalf of the employees.

(7)
Represents contributions made by DNAP to its 401(k) Retirement and Savings Plan.

Option Grants in 2001

        No options were granted to any executive officer during the fiscal year ended December 31, 2001.

Aggregated Option Exercises in 2001 and Year-End Option Values

			Number of Securities Underlying Unexercised Options at Year-End(#)		Value of Unexercised In-the-Money Options at Year-End($)
	Shares Acquired On Exercise (#)
Name		Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Bernardo Jimenez	0	0	51,900	51,900	0	0
Jorge Fenyvesi	0	0	0	0	0	0
Arthur H. Finnel	0	0	18,950	18,950	0	0
Omar Diaz	0	0	0	0	0	0
Peter Davis	0	0	0	0	0	0
Fidel Hoyos	0	0	0	0	0	0

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors and officers of the Company, and persons who beneficially own more than 10 percent of the Company's Common Stock, par value $0.01 per share ("Common Stock"), to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. Directors, officers and more than 10 percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company, during the year ended December 31, 2001, all Section 16(a) filing requirements applicable to its directors, officers and more than 10 percent beneficial owners were complied with.

Compensation Committee Interlocks and Insider Participation

        The members of the Compensation Committee are Evelyn Berezin and Dr. Gerald Laubach, both of whom are non-employee directors.

Compensation of Directors

        Directors who are not officers of the Company or any of its affiliates are entitled to receive an annual retainer of $6,000, a fee of $1,000 for each Board meeting attended and a fee of $500 for each committee or telephone meeting in which the director participates. The directors elected to defer the cash compensation to which they were entitled for 2000 and 2001. The Company also reimburses directors for travel, lodging and related expenses they incur in attending Board and committee meetings.

Compensation Committee Report on Executive Compensation

        In accordance with the rules of the Securities and Exchange Commission (the "Commission"), the following report of the Compensation Committee of the Board of Directors and the information herein under "Performance Graph" shall not be deemed to be "soliciting material" or to be "filed" with the

Commission, and such information shall not be deemed to be incorporated by reference into any statements or reports filed by the Company with the Commission that do not specifically incorporate such information by reference, notwithstanding the incorporation by reference of this Proxy Statement into any such statements or reports.

Report of the Compensation Committee

        The Compensation Committee (the "Committee") of the Board of Directors of the Company is responsible for (i) administering the Company's stock option and stock incentive plans, (ii) recommending to the Board matters pertaining to employment agreements, salaries and bonuses for the Company's executive officers and contributions to any of the Company's or its subsidiaries' 401(k) Investment Plans, and (iii) carrying out any other duties delegated to the Committee by the Board from time to time. The goal of the Company's executive compensation policy is to ensure that an appropriate relationship exists between executive pay and performance against the Company's objectives and that the Company can attract, motivate and retain key executives.

        The Company's executive compensation philosophy is as follows: that (i) executive compensation packages should be designed in a manner whereby the Company can attract and retain high quality executive talent needed to ensure the short-term and long-term success of its business, (ii) significant incentives, both short-term and long-term, should become an increasing portion of executive compensation and awarded based on both company and individual performance, and (iii) an alignment of interests between executives and stockholders will be created through compensation structures that share the rewards and risks of strategic decision-making and performance.

        The Committee previously had determined that it would collect and analyze survey data of a competitive peer group of companies at least every two years. The last survey was completed in 1999, and the Committee reviewed all of the compensation arrangements of its group of executive officers. The Committee determined from that review, the specifics of which are clarified below, that the compensation of these individuals was somewhat higher than the mid-point of the competitive set, but consistent with the Company's needs at that point in its development to attract and retain individuals with the capabilities to drive the Company forward in this very rapidly changing and complex business environment. Because of the changing circumstances of the Company during the past year, the present financial circumstances of the business, and the time and expense required to complete a survey of this type, the Committee chose to delay a survey until the business strategy is better clarified.

        The key components of executive compensation are discussed below.

        Base Salary.    The Company has determined that it will annually set base salary targets for its executive officers at levels competitive with persons holding comparable positions at other companies in the Company's comparison set. In reviewing the base salaries for executive officers of the Company against this objective, the Committee reviewed executive compensation surveys with companies in its major fields of business, which included fresh produce and biotechnology companies, and in its geographic area of operations. It also took into account the decision-making responsibilities, experience, work performance and the prior base salaries of its executives. The Committee determined from this review that the current base salaries of its executives fall within the acceptable range of its base salary targets.

        Annual Incentive Bonus.    The compensation policy of the Company is that a significant part of the annual compensation of each executive will be related to and contingent upon the overall performance of the Company, the performance of the subsidiaries or divisions for which the executive is responsible, and individual objectives established by the executive with the CEO at the beginning of the year. These bonus targets range from 30% to 45% of base salary. The Committee reviewed competitive data and determined that these bonuses were slightly higher than the average for the market-competitive set, but were reasonable and consistent with the philosophy of having a significant portion of executive compensation contingent on performance.

        Long-term Incentives.    The "1998 Long-Term Incentive Plan" that was recommended by the Committee and approved by shareholders provides equity-based incentive awards designed to attract and retain executives who can make significant contributions to the Company's success, reward executives for such significant contributions, and give executives a longer-term incentive to increase shareholder value. Pursuant to this plan, the Committee has the authority to grant a variety of long-term incentive awards based on the Common Stock of the Company, including stock options (both incentive options and non-qualified options), stock appreciation rights, restricted stock, dividend equivalents, and other types of incentive awards. Under the plan, the Committee has full authority to determine the provisions associated with the awards and administer the plan. The first grants under this Plan were made in April, 1999. Employees who received the grants included all officers of the Company, certain senior sales and administrative employees in the fresh produce segment of the business, and certain of the administrative employees and scientists in DNA Plant Technology Corporation ("DNAP"). These grants were determined based on a survey and analysis of the competition and the market in an effort to achieve a level above the median. Approximately 400,000 options were awarded in this first year. No options were granted in 2000 or 2001.

        Other Compensation.    The Company provides executives, officers and management with health, retirement and other benefits under plans generally available to the Company's employees. Mr. Fenyvesi also received certain educational and expatriate payments consistent with arrangements he had with his prior employer.

        Compensation of Chief Executive Officer.    Mr. Jimenez became the Chief Executive Officer of the Company on October 1, 1997. His compensation is a carryover of his arrangement as Chief Operating Officer of the agrobiotechnology division of Savia. Mr. Jimenez received no bonus in 2000 and 2001 due to the poor financial performance of the Company in 1999 and 2000, respectively.

        Evelyn Berezin (Chairman)
Dr. Gerald Laubach.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS
AND EXECUTIVE OFFICERS

        The table below sets forth as of July 12, 2002, the shares of Common Stock beneficially owned by each director or director nominee, each of the Named Executive Officers, and by all directors and executive officers as a group.

Name	Position in the Company or other Offices Held	Amount and Nature of Beneficial Ownership of Common Stock		Percent of Class
Bernardo Jimenez	Chief Executive Officer and Director	77,850	(1)	*
Fidel Hoyos	President of Fresh Produce Business	0		*
Dr. Peter Davis	President of Technology Business and Director	0		*
Arthur H. Finnel	Former Executive Vice President, Treasurer and Chief Financial Officer	28,425	(1)	*
Omar Diaz	Former Executive Vice President	0		*
Jorge Fenyvesi	Former Executive Vice President	0		*
Evelyn Berezin	Director	7,726	(1)(2)	*
Dr. Gerald D. Laubach	Director	2,100	(1)	*
Dr. Eli Shlifer	Director	0		*
Adrian Rodriguez	Director Nominee	0		*
Alejandro Sanchez	Director Nominee	0		*
Alejandro Perez	Director Nominee	0		*
All directors and executive officers of the Company as a group (consisting of 7 persons)		87,676	(3)	*

*
Represents less than 1% of Common Stock outstanding on July 12, 2002.

(1)
Includes options to purchase shares of Common Stock that are currently exercisable or that will be exercisable within sixty days as follows: Mr. Jimenez—77,850 shares; Mr. Finnel—28,425 shares; Ms. Berezin—2,100 shares; and Dr. Laubach—2,100 shares.

(2)
Includes 5,626 shares of Common Stock owned jointly by Ms. Berezin and her husband.

(3)
Gives effect to the above footnotes.

        Except as noted in the footnotes above, (i) none of such shares is known by the Company to be shares with respect to which such person has the right to acquire beneficial ownership, and (ii) the Company believes the beneficial holders listed above have sole voting and investment power regarding the shares shown as being beneficially owned by them.

Security Ownership of Certain Beneficial Owners

        The following table sets forth as of July 12, 2002, information with respect to the only person who was known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, which is the Company's only class of voting securities.

Name and Address of Beneficial owner	Number of Shares Beneficially Owned	Percent of Class
Ag-Biotech Capital, LLC(1) 9255 Customhouse Plaza, Suite 1 San Diego, California 92154	18,076,839	76.64%

(1)
Ag-Biotech Capital, LLC, a Delaware limited liability company, is a wholly-owned subsidiary of Savia, S.A. de C.V. ("Savia"), a corporation organized under the laws of the United Mexican States.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Party Transactions

Indebtedness to Savia under the April 2000 Funding Agreement

        On March 22, 1999, Bionova Holding issued $100 million of Senior Guaranteed Floating Rate Notes due 2002. Bionova Holding's obligations under these notes were guaranteed by Savia, and Bionova Holding was charged a service fee of 1% by Savia relating to its guarantee on these notes. On April 13, 2000 the entire amount of the $100 million of Senior Guaranteed Floating Rate Notes was retired. Financing for this early retirement of the notes was provided by Savia pursuant to a Funding Agreement. Savia agreed to provide this $100 million of financing in the form of advances on terms no less favorable than the terms of the Floating Rate Notes. Savia also agreed that Bionova Holding could defer all interest payments until the final maturity date of March 23, 2002, and that Bionova Holding would not be required to maintain any funds in an interest reserve account. On December 29, 2000 $52.0 million of the advances from Savia, together with certain other indebtedness to Savia, was capitalized. On March 21, 2002, Bionova Holding and Savia agreed to extend the maturity date of the remaining balance to December 31, 2002.

The Cash Support Agreement

        On December 28, 2000, Bionova Holding and Savia entered into a Cash Support Agreement for 2001. This agreement provided that, during 2001, Savia would advance funds to Bionova Holding as requested to finance Bionova Holding's technology business. During 2001, Savia advanced $7.5 million under this agreement. These advances will become due and payable to Savia on December 31, 2002.

Other Transactions with Savia and its Affiliates

        Research Agreement.    DNAP and Seminis Vegetable Seeds, Inc. ("SVSI"), a subsidiary of Savia, entered into a Long-Term Research Agreement effective January 1, 1997, which provided that Seminis and DNAP would agree on research projects to be conducted by DNAP for Seminis which would result in payments to DNAP of $25 million over a ten-year period, with minimum funding (subject to carry forwards) of $7.5 million in any three-year period. Unless otherwise agreed by the parties, payments of at least $0.625 million in respect of Seminis's obligation to fund research projects were to be paid to DNAP at the beginning of each calendar quarter during the term of the Long Term Funded Research Agreement. During 2001, SVSI paid DNAP $1.8 million with respect to work under this agreement. During 2001, Seminis reduced the amount of research payments it made to DNAP to a rate of $1.4 million per year. In conjunction with the closing of the Company's research and development operation, DNAP and SVSI terminated their Long-Term Research Agreement. Seminis made a cash payment of $150,000 as part of the termination agreement, and DNAP received certain technology rights.

        Financing Arrangements.    At December 31, 2001, Savia guaranteed $10.1 million of short-term bank loans held by subsidiaries of the Company, including amounts due to banks under various lines of credit facilities. All of these short-term loans are associated with the Company's fresh produce business. The Company's Mexican subsidiary, Agrobionova, S.A. de C.V. ("ABSA"), has pledged certain of its real estate assets to Savia to secure repayment to Savia of any amounts it may be required to pay under the guarantee. Savia charged Bionova Holding a service fee of 1.5% relating to its guarantee on these notes. During 2001, Bionova Holding incurred expense of $0.192 million under these guarantee arrangements.

        At December 31, 2001 ABSA was indebted to Savia in an amount of $19.1 million. This debt currently is accruing interest at a rate of approximately 9.0% per annum.

        At December 31, 2001 Bionova Holding was indebted to Savia in an amount of $62.9 million. This debt currently is accruing interest at a rate of 12.25%.

        At December 31, 2001 DNAP was indebted to Savia in an amount of $1.3 million.

        At December 31, 2001, other subsidiary companies of Bionova Holding associated with the fresh produce business had related party advances from Savia and its subsidiaries in a total amount of $6.0 million.

Services Agreement

        On July 1, 1996, Bionova Holding and Bionova, S.A. de C.V. ("Bionova Mexico") entered into an Administrative Services Agreement. This agreement provided that Bionova Mexico will render certain administrative and clerical services to Bionova Holding and its subsidiaries in return for payment equivalent to the compensation, benefits, and other overhead attributable to the employees of Bionova Mexico performing these services, all of which will be performed in Mexico. This agreement was terminated on August 31, 2001. In 2001, the amount billed by Bionova Mexico under this agreement was $0.743 million.

        An Administrative Services Agreement between Comercializadora Premier, S.A. de C.V. ("Premier Mexico"), a wholly-owned subsidiary of ABSA, and Savia was entered into on September 1, 2001. This agreement provides that Savia will render certain administrative and clerical services to Premier Mexico (and other Bionova Holding subsidiaries) in return for payment equivalent to the compensation, benefits, and other overhead attributable to the employees of Savia performing these services, all of which will be performed in Mexico. The term of this agreement will continue until either Premier Mexico or Savia elects to terminate the agreement. Amounts billed in 2001 by Savia under this agreement were $0.252 million. As of December 31, 2001, the Company had a payable to Savia outstanding of $0.252 million on this agreement. The outstanding balances bear interest at variable rates comparable to those prevailing in the marketplace.

Performance Graph

        The following graph reflects the total return, which assumes reinvestment of dividends, of a $100 investment in the Company, the Standard & Poor's 500 Stock Index, and a competitor group index on December 31, 1996. On November 4, 1999 Bionova Holding Corporation's common stock moved from the Nasdaq National Market to the American Stock Exchange.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG BIONOVA HOLDING CORPORATION
S&P 500 INDEX AND PEER GROUP INDEX

        The Peer Group is made up of the following companies: Chiquita Brands International, Inc., Cyanotech Corp., Dole Food Company, Inc., Fresh Del Monte Produce and Northland Cranberries A. Total return calculations were weighted according to each company's market capitalization.

INDEPENDENT PUBLIC ACCOUNTANTS

        The appointment of the accounting firm selected to audit the Company's financial statements is subject to ratification by the Board of Directors and will not be submitted to stockholders for ratification or approval. It is the present intention of the Company's management to recommend to the Board of Directors the re-appointment of PricewaterhouseCoopers, LLP, which has audited the financial statements of the Company and certain of its subsidiaries since 1996, to audit the financial statements of the Company for 2002. Representatives of PricewaterhouseCoopers, LLP are expected to be present at the meeting to respond to appropriate questions from stockholders and will be given the opportunity to make a statement at the meeting should they desire to do so. In an effort to maintain the accountant's independence, the Audit Committee has considered whether PricewaterhouseCoopers, LLP's rendering of non-audit services is compatible with maintaining its independence. The Audit Committee has concluded that the rendering of such of services does not result in a conflict.

        The fees paid to PricewaterhouseCoopers LLP for all of its services to the Company in 2000 and 2001 were as follows:

  Audit Fees—Audit fees billed to the Company by PricewaterhouseCoopers, LLP during the Company's 2000 and 2001 fiscal years for review of the Company's annual financial statements and those financial statements included in the Company's quarterly reports on Form 10-Q totaled $350,419 and $522,891 respectively.

  Financial Information Systems Design and Implementation—PricewaterhouseCoopers, LLP billed $182,919 to the Company during the Company's 2000 fiscal year for operating or supervising the Company's information system or managing the Company's local area network. No fees were billed by PricewaterhouseCoopers, LLP during the Company's 2001 fiscal year for financial information systems design and implementation.

  All Other Fees—PricewaterhouseCoopers, LLP billed $81,835 and $124,383 respectively to the Company during the Company's 2000 and 2001 fiscal years for tax services.

STOCKHOLDER PROPOSALS AND OTHER MATTERS

        If a stockholder intends to present a proposal for action at the 2003 annual meeting and wishes to have such proposal considered for inclusion in the Company's proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, as amended, the proposal must be submitted in writing and received by the Company by December 3, 2002. Such proposals must also meet the other requirements of the rules of the Commission relating to stockholders' proposals.

        The Company's Bylaws establish an advance notice procedure with regard to nominations of individuals for election to the Board of Directors. In general, notice of a director nomination for an annual meeting must be received by the Company 90 days or more before the date of the annual meeting and must contain specified information and conform to certain requirements, as set forth in the Bylaws. Notice of a director nomination for a special meeting must be received by the Company no later than the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders. If the chairman of the stockholders' meeting determines that a director nomination was not made in accordance with the Bylaws, the Company may disregard such nomination.

        In addition, if a stockholder submits a proposal outside of Rule 14a-8 for the 2003 annual meeting, and the proposal fails to comply with the advance notice procedure described in the Bylaws, then the Company's proxy may confer discretionary authority on the persons being appointed as proxies on behalf of management to vote on the proposal. Proposals and nominations should be addressed to the Secretary of the Company, Joe A. Rudberg, 1700 Pacific Avenue, Suite 3300, Dallas, Texas 75201.

        The cost of solicitation of proxies will be borne by the Company. Solicitation may be made by mail, personal interview or telephone by officers and regular employees of the Company, who will receive no additional compensation therefor.

ANNUAL REPORT

        A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2001, including the consolidated financial statements of the Company but excluding exhibits to such reports, is being provided with this Proxy Statement to each person to whom a copy of this Proxy Statement is being sent by the Company. A list of the exhibits to such annual report is included in the report; a copy of any such exhibit will be furnished upon request and payment of a minimal fee equal to the Company's reasonable expenses in furnishing such copy. Any such request should be directed to Investor Relations, Bionova Holding Corporation, 9255 Customhouse Plaza, Suite I, San Diego, California 92154, (619) 661-2560 and each such beneficial owner must include in such request a good faith representation that as of the record date the person making the request beneficially owned one or more shares of Common Stock.

San Diego, California July 30, 2002	BY ORDER OF THE BOARD OF DIRECTORS
Joe A. Rudberg Secretary

BIONOVA HOLDING CORPORATION
ANNUAL MEETING OF STOCKHOLDERS

        The undersigned stockholder(s) of BIONOVA HOLDING CORPORATION hereby appoints BERNARDO JIMENEZ and ALEJANDRO SANCHEZ, and each of them, with full power of substitution, as proxies, and authorizes them to vote, as designated below, all the common stock, par value $.01 per share, of BIONOVA HOLDING CORPORATION that the undersigned is entitled to vote at the Annual Meeting of Stockholders of BIONOVA HOLDING CORPORATION to be held at 10:00 a.m. local time, on August 27, 2002 at the Omni Mandalay Hotel at Las Colinas, 221 E. Las Colinas Blvd., Irving, Texas, and at any adjournment or postponement thereof.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BIONOVA HOLDING CORPORATION. THE SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S) WITH RESPECT TO ANY MATTER TO BE VOTED UPON. IF NO SPECIFICATION IS MADE, THE PROXIES WILL VOTE THESE SHARES FOR THE ELECTION OF THE NOMINEES NAMED ON THE REVERSE SIDE. THE PROXIES WILL VOTE IN THEIR SOLE DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

        (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

1.
Election of Directors for the terms of office expiring at the 2003 Annual Meeting of Stockholders
☐	FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS
Nominees: Bernardo Jimenez, Dr. Eli Shlifer, Adrian Rodriguez, Alejandro Sanchez, Alejandro Perez
INSTRUCTION:	(TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME ON THE LINE BELOW.)
*For All Except: _______________________________________________________________________________
Dated: ________________________, 2002	_________________________________________________________ Signature(s)**
_________________________________________________________ Signature if held jointly
**NOTE:	Please sign exactly as your name(s) appear(s) on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute the above proxy for a stockholder should give their full title. Please date the proxy.

        (PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE)

        VOTES MUST BE INDICATED (X) IN BLUE OR BLACK INK

QuickLinks

VOTING SECURITIES
REQUIRED AFFIRMATIVE VOTE AND VOTING PROCEDURES
ELECTION OF DIRECTORS
INFORMATION CONCERNING THE BOARD OF DIRECTORS
Aggregated Option Exercises in 2001 and Year-End Option Values
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
COMPARE 5-YEAR CUMULATIVE TOTAL RETURN AMONG BIONOVA HOLDING CORPORATION S&P 500 INDEX AND PEER GROUP INDEX
INDEPENDENT PUBLIC ACCOUNTANTS
STOCKHOLDER PROPOSALS AND OTHER MATTERS
ANNUAL REPORT